Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com

OmniAmerican Bancorp, Inc. Reports
First Quarter 2013 Earnings

Fort Worth, Texas — May 1, 2013 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank, today announced earnings for the quarter ended March 31, 2013. The financial information contained herein at and for the quarter ended March 31, 2013 is unaudited.

First Quarter 2013 Highlights

•
OABC reported net income for the first quarter of 2013 of $1.9 million. This is an increase of $1.1 million, or 140.7 percent, over the net income for the first quarter of 2012 of $803,000. On a per-share basis, first quarter 2013 earnings were $0.18 per diluted share, an increase of $0.10, or 125.0 percent, compared to $0.08 per diluted share reported in the first quarter of 2012.

•
For the first quarter of 2013, annualized returns on average stockholders’ equity and average assets were 3.75 percent and 0.61 percent, respectively, compared to 1.60 percent and 0.24 percent for the first quarter of 2012.

•
The primary contributors to the increase in net income for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012 were an increase in noninterest income of $2.4 million and a decrease in the provision for loan losses of $900,000. The increase in noninterest income was primarily due to a $1.7 million increase in gains on sales of investments and a $467,000 increase in gains on sales of loans. The decrease in the provision for loan losses was primarily due to a $1.1 million decrease in net charge-offs. The increases in net income were partially offset by a decrease in net interest income of $1.0 million and an increase in income tax expense of $708,000.

•
Total assets for OABC increased $19.2 million, or 1.5 percent, to $1.28 billion at March 31, 2013 from $1.26 billion at December 31, 2012, primarily due to a $17.3 million increase in securities classified as available for sale, a $10.3 million increase in bank-owned life insurance, and a $5.2 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, partially offset by a $6.9 million decrease in cash and cash equivalents and a $6.7 million decrease in loans held for sale.

“We are very pleased with OmniAmerican’s performance during the first quarter of 2013,” said Tim Carter, president and CEO of OmniAmerican Bank. “While we continue to become more efficient, we are seeing positive results from our emphasis on growth through the expansion of services to our existing customers and the multiplicity of services we offer as a community bank.  This is especially true of our progress in the commercial banking arena.  OmniAmerican is in tune with, and focused on, the services which customers need from their financial institutions. ”

Financial Condition as of March 31, 2013 Compared with December 31, 2012

Total assets increased $19.2 million, or 1.5 percent, to $1.28 billion at March 31, 2013 from $1.26 billion at December 31, 2012, primarily due to a $17.3 million increase in securities available for sale, a $10.3 million increase in bank-owned life insurance, and a $5.2 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, partially offset by a $6.9 million decrease in cash and cash equivalents and a $6.7 million decrease in loans held for sale.

Cash and cash equivalents decreased $6.9 million, or 28.7 percent, to $17.0 million at March 31, 2013 from $23.9 million at December 31, 2012, primarily due to $98.0 million in cash used to purchase investment securities available for sale, $96.6 million in cash used to originate loans, $80.0 million in cash used to repay Federal Home Loan Bank advances, $11.0 million in cash used to repay overnight borrowings, $10.0 million in cash used to purchase bank-owned life insurance, and $6.0 million in cash used to repay repurchase agreements. These decreases were partially offset by increases due to $105.0 million in cash received from Federal Home Loan Bank advances, $71.3 million in cash received from loan principal repayments, $46.2 million in proceeds from the sales of securities available for sale, $32.1 million in proceeds from principal repayments and maturities of securities, $26.9 million in proceeds from the sales of loans, and $10.4 million in cash from the net increase in deposits.

Loans held for sale decreased $6.7 million, or 75.8 percent to $2.1 million at March 31, 2013 from $8.8 million at December 31, 2012, primarily due to sales of loans held for sale of $26.3 million, partially offset by originations of loans held for sale of $19.6 million.

Securities classified as available for sale increased $17.3 million, or 4.5 percent, to $401.2 million at March 31, 2013 from $383.9 million at December 31, 2012. The increase in securities classified as available for sale is primarily attributable to purchases of securities available for sale of $98.0 million, partially offset by decreases due to the sales of securities available for sale of $44.5 million, principal repayments and maturities of $32.1 million, and amortization of net premiums on investments of $934,000 during the quarter ended March 31, 2013.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $5.2 million, or 0.7 percent, to $740.5 million at March 31, 2013 from $735.3 million at December 31, 2012. The increase in loans included an $8.5 million increase in automobile loans and a $3.0 million increase in real estate construction loans, partially offset by a $3.8 million decrease in one- to four-family residential real estate loans, a $1.4 million decrease in commercial real estate loans, a $637,000 decrease in commercial business loans, and a $543,000 decrease in other consumer loans.

Bank-owned life insurance increased $10.3 million, or 32.1 percent, to $42.5 million at March 31, 2013 from $32.2 million at December 31, 2012, primarily due to the purchase of an additional $10.0 million of life insurance policies on certain key employees during the quarter ended March 31, 2013.

Deposits increased $10.4 million, or 1.3 percent, to $826.7 million at March 31, 2013 from $816.3 million at December 31, 2012. The increase was primarily due to increases in interest-bearing demand deposits of $8.1 million, noninterest-bearing demand deposits of $6.2 million, and savings deposits of $807,000, partially offset by decreases in money market deposits of $3.6 million and certificates of deposit of $1.1 million. The increase in demand deposits was primarily due to increases in the balances in our consumer deposit accounts. The decrease in certificates of deposit was primarily due to certificates of deposit that matured and were not renewed.

Federal Home Loan Bank advances increased $25.0 million, or 12.1 percent, to $232.0 million at March 31, 2013 from $207.0 million at December 31, 2012. The increase in Federal Home Loan Bank advances was attributable to advances of $105.0 million, partially offset by scheduled maturities of $80.0 million during the quarter ended March 31, 2013. Other borrowings decreased $17.0 million, or 89.5 percent, to $2.0 million at March 31, 2013 from $19.0 million at December 31, 2012, primarily due to an $11.0 million repayment of overnight borrowings during the quarter ended March 31, 2013 and the maturity and repayment of repurchase agreements totaling $6.0 million in January 2013.

Stockholders’ equity increased $513,000, or 0.2 percent, to $206.1 million at March 31, 2013 from $205.6 million at December 31, 2012. The increase in stockholders’ equity was primarily due to net income of $1.9 million, share-based compensation expense of $395,000, and ESOP compensation expense of $242,000 for the quarter ended March 31, 2013. These increases were partially offset by a decrease due to other comprehensive losses of $2.1 million, primarily due to the sale of $44.5 million in investment securities that resulted in a realized gain of $1.7 million during the quarter ended March 31, 2013.

Asset Quality as of March 31, 2013 Compared with December 31, 2012

Non-performing assets increased $233,000, or 1.8 percent, to $13.3 million, or 1.04 percent of total assets, as of March 31, 2013, from $13.0 million, or 1.04 percent of total assets, as of December 31, 2012, primarily due to an increase of $533,000 in loans on nonaccrual status, partially offset by a decrease of $244,000 in other real estate owned. The decrease in other real estate owned resulted primarily from sales of other real estate owned properties totaling $282,000 during the quarter ended March 31, 2013.

Operating Results for the Three Months Ended March 31, 2013 Compared with the Three Months Ended March 31, 2012

Net income increased $1.1 million, or 140.7 percent, to $1.9 million, or $0.18 per diluted share, for the quarter ended March 31, 2013 from $803,000, or $0.08 per diluted share, for the quarter ended March 31, 2012.

Net interest income decreased $1.0 million, or 10.0 percent, to $9.0 million for the quarter ended March 31, 2013 from $10.0 million for the quarter ended March 31, 2012, primarily due to a decrease in the average yield on interest-earning assets, partially offset by a decrease in the average balance and average rates of interest-bearing liabilities. Total interest income decreased $2.0 million, or 15.3 percent, to $11.1 million for the three months ended March 31, 2013 from $13.1 million for the three months ended March 31, 2012, primarily due to a 35 basis point decrease in the average yield on interest-earning assets and a 7.5 percent decrease in the average balance of interest-earning assets. Total interest expense decreased $1.0 million, or 32.4 percent, to $2.1 million for the three months ended March 31, 2013 from $3.1 million for the three months ended March 31, 2012, primarily due to a 8.9 percent decrease in the average balance of interest-bearing liabilities and a 30 basis point decrease in the average rate paid on interest-bearing liabilities.

The provision for loan losses decreased $900,000, or 64.3 percent, to $500,000 for the quarter ended March 31, 2013 from $1.4 million for the quarter ended March 31, 2012. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The allowance for loan losses to total loans receivable ratio decreased to 0.93 percent at March 31, 2013 from 1.08 percent at March 31, 2012. Net charge-offs decreased $1.1 million, to $478,000, or 0.26 percent of average loans outstanding, for the three months ended March 31, 2013 from $1.6 million, or 0.89 percent of average loans outstanding, for the three months ended March 31, 2012.

Noninterest income increased $2.4 million, or 68.3 percent, to $5.9 million for the quarter ended March 31, 2013 from $3.5 million for the quarter ended March 31, 2012, primarily due to increases in gains on sales of securities available for sale of $1.7 million, gains on sales of loans of $467,000, and gains on sales of premises and equipment of $344,000. The increase in gains on sales of investment securities is attributable to sales of $44.5 million of investment securities in the first quarter of 2013. No sales of investment securities occurred during the first quarter of 2012. The increase in gains on sales of loans resulted primarily from increased sales of mortgage loans as the Company began selling a portion of its fixed-rate one- to four-family residential real estate loans with terms of 15 to 25 years during the second half of 2012. The increase in gains on sales of premises and equipment resulted primarily from the sale of land adjacent to one of our branch locations during the quarter ended March 31, 2013.

Noninterest expense increased $445,000, or 4.1 percent, to $11.3 million for the quarter ended March 31, 2013 from $10.9 million for the quarter ended March 31, 2012, primarily due to a $630,000 increase in salaries and benefits expense, partially offset by a $240,000 decrease in the net loss on write-down of other real estate owned. The increase in salaries and benefits expense was due primarily to a $272,000 increase in salaries expense due in part to annual salary increases implemented at the beginning of 2013, a $134,000 increase in health insurance expense due to unfavorable medical claims experience, and a $126,000 increase in equity incentive plan expenses. In addition, salaries expense for the first quarter of 2013 included $120,000 of severance payments as we trimmed our workforce in response to earnings pressures resulting from the current challenging regulatory and rate environment. The decrease in the net loss on write-down of other real estate owned expense resulted primarily from four properties that were written down for a total of $240,000 during the quarter ended March 31, 2012 while none of our other real estate owned properties were written down during the quarter ended March 31, 2013.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.28 billion in assets at March 31, 2013 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions, and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation, and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act; and changes in our regulatory capital resulting from compliance with the proposed Basel III capital rules.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$17,007	$23,853
Investments:
Securities available for sale at fair value	401,225	383,909
Other	13,620	12,867
Loans held for sale	2,136	8,829

Loans, net of deferred fees and discounts	747,380	742,171
Less allowance for loan losses	(6,922)	(6,900)
Loans, net	740,458	735,271
Premises and equipment, net	42,641	43,126
Bank-owned life insurance	42,499	32,183
Other real estate owned	4,525	4,769
Mortgage servicing rights	1,205	1,009
Deferred tax asset, net	2,060	1,039
Accrued interest receivable	3,367	3,340
Other assets	5,834	7,154
Total assets	$1,276,577	$1,257,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	53,504	47,331
Interest-bearing	773,219	768,971
Total deposits	826,723	816,302

Federal Home Loan Bank advances	232,000	207,000
Other secured borrowings	2,000	19,000
Accrued expenses and other liabilities	9,763	9,469
Total liabilities	1,070,486	1,051,771

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,443,704 shares issued and outstanding at March 31, 2013 and 11,444,800 shares issued and outstanding at December 31, 2012	114	114
Additional paid-in capital	107,225	106,684
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,284)	(8,379)
Retained earnings	103,810	101,877
Accumulated other comprehensive income	3,226	5,282
Total stockholders’ equity	206,091	205,578
Total liabilities and stockholders’ equity	$1,276,577	$1,257,349

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Interest income:
Loans, including fees	$8,901	$9,673
Securities—taxable	2,163	3,383
Total interest income	11,064	13,056
Interest expense:
Deposits	1,457	1,672
Borrowed funds	623	1,405
Total interest expense	2,080	3,077
Net interest income	8,984	9,979
Provision for loan losses	500	1,400
Net interest income after provision for loan losses	8,484	8,579
Noninterest income:
Service charges and other fees	2,218	2,312
Net gains on sales of loans	786	319
Net gains on sales of securities available for sale	1,701	—
Net gains on sales of premises and equipment	344	—
Net (losses) gains on sales of repossessed assets	(30)	94
Commissions	308	403
Increase in cash surrender value of bank-owned life insurance	316	219
Other income	219	137
Total noninterest income	5,862	3,484
Noninterest expense:
Salaries and benefits	6,757	6,127
Software and equipment maintenance	610	620
Depreciation of furniture, software and equipment	413	445
FDIC insurance	190	211
Net loss on write-down of other real estate owned	—	240
Real estate owned (income) expense	(20)	30
Service fees	114	129
Communications costs	224	268
Other operations expense	761	744
Occupancy	980	978
Professional and outside services	1,038	896
Loan servicing	111	74
Marketing	150	121
Total noninterest expense	11,328	10,883
Income before income tax expense	3,018	1,180
Income tax expense	1,085	377
Net income	$1,933	$803

Earnings per share:
Basic	$0.19	$0.08
Diluted	$0.18	$0.08

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Share Data:
Total shares outstanding at period end	11,443,704	11,444,800	11,435,300	11,277,134	11,313,213
Weighted average shares outstanding — Basic	10,358,984	10,349,386	10,338,792	10,327,370	10,325,857
Weighted average shares outstanding — Diluted	10,530,373	10,467,533	10,420,382	10,388,720	10,352,824
Basic earnings per share	$0.19	$0.11	$0.22	$0.14	$0.08
Diluted earnings per share	$0.18	$0.11	$0.22	$0.14	$0.08
Book value per share	$18.01	$17.96	$17.91	$17.91	$17.73

Performance Ratios:
Return on average assets (1)	0.61%	0.36%	0.70%	0.42%	0.24%
Return on average equity (1)	3.75%	2.25%	4.50%	2.85%	1.60%
Noninterest expense to average total assets (1)	3.59%	3.69%	3.25%	3.27%	3.24%
Efficiency ratio (2)	76.30%	86.35%	72.90%	84.04%	80.84%

Selected Balance Sheet Data:
Equity to total assets	16.14%	16.35%	15.97%	15.02%	14.68%

Capital Ratios:
Total capital (to risk-weighted assets)	25.22%	25.47%	25.46%	24.35%	25.16%
Tier I capital (to risk-weighted assets)	24.32%	24.56%	24.49%	23.41%	24.13%
Tier I capital (to total assets)	15.64%	15.67%	15.20%	14.22%	13.91%

Asset Quality Ratios:
Non-performing assets to total assets	1.04%	1.04%	1.11%	1.17%	1.27%
Non-performing loans to total loans	1.13%	1.06%	1.14%	1.18%	1.43%
Allowance for loan losses to non-performing loans	82.49%	87.81%	87.45%	80.65%	75.50%
Allowance for loan losses to total loans	0.93%	0.93%	1.00%	0.95%	1.08%
Net charge-offs to average loans outstanding (1)	0.26%	0.22%	0.21%	0.31%	0.89%

_______________________
(1) Annualized.
(2) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Average Balances:
Loans	$746,674	$743,417	$751,068	$733,042	$704,648
Securities	391,258	390,761	439,636	507,390	522,257
Other interest-earning assets	17,523	32,323	20,226	16,662	22,335
Total interest-earning assets	$1,155,455	$1,166,501	$1,210,930	$1,257,094	$1,249,240
Deposits:
Interest-bearing demand	$137,507	$134,784	$134,473	$135,294	$132,352
Savings and money market	332,490	334,297	332,969	337,317	323,221
Certificates of deposit	293,204	295,271	296,217	303,554	314,709
FHLB advances and other borrowings	233,331	244,927	293,700	330,438	323,319
Total interest-bearing liabilities	$996,532	$1,009,279	$1,057,359	$1,106,603	$1,093,601

Yields/Rates (1):
Loans	4.77%	4.96%	5.19%	5.30%	5.49%
Securities	2.19%	2.36%	2.47%	2.51%	2.57%
Other interest-earning assets	0.50%	0.41%	0.47%	0.60%	0.45%
Total interest earning assets	3.83%	3.96%	4.13%	4.11%	4.18%
Deposits:
Interest-bearing demand	0.09%	0.09%	0.09%	0.09%	0.09%
Savings and money market	0.18%	0.19%	0.19%	0.19%	0.23%
Certificates of deposit	1.74%	1.78%	1.82%	1.83%	1.85%
FHLB advances and other borrowings	1.07%	1.20%	1.34%	1.75%	1.74%
Total interest-bearing liabilities	0.83%	0.88%	0.95%	1.09%	1.13%

Other Data:
Interest rate spread (2)	3.00%	3.08%	3.18%	3.02%	3.05%
Net interest margin (3)	3.11%	3.20%	3.30%	3.15%	3.20%

_______________________
(1) Annualized.
(2) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.